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Exhibit 10.29

NONSTATUTORY STOCK OPTION AGREEMENT

        THIS AGREEMENT is made effective March 19, 2003 ("Effective Date") by and between Universal Access Global Holdings Inc., a Delaware corporation (the "Company"), and Lance B. Boxer (the "Optionee").

        WHEREAS, the Company desires to grant to the Optionee an option to purchase shares of its common capital stock (the "Shares"); and

        WHEREAS, the grant hereunder shall be made as an inducement for the Optionee to become an employee of the Company and shall be granted independent of any formal stock option plan to be maintained by the Company.

        NOW, THEREFORE, in consideration of the following mutual covenants and for other good and valuable consideration, the parties agree as follows:

1.    GRANT OF OPTION

        The Company grants to the Optionee the right and option to purchase all or any part of an aggregate of One Million (1,000,000) Shares (the "Option") on the terms and conditions and subject to all the limitations set forth herein. The Optionee acknowledges that the definitive records pertaining to the grant of this Option, and exercises of rights hereunder, shall be retained by the Company. The Option granted herein is intended to be a nonstatutory option.

2.    PURCHASE PRICE

        The purchase price of the Shares subject to the Option shall be $.13 per Share, the fair market value of a Share as determined based upon the closing sales price of a Share of common stock of the Company as reported on the NASDAQ National Market on the Effective Date.

3.    EXERCISE OF OPTION

        Subject to this Agreement, the Option shall vest and become exercisable on February 28, 2008 (the "Vesting Date"), provided the Optionee is employed by the Company on a substantially full time basis on the Vesting Date. The foregoing notwithstanding, all of the Shares subject to the Option shall earlier vest on the date the Optionee becomes employed by the Company as its Chief Executive Officer other than in an interim capacity ("CEO") (the "Vested Options"), and such Vested Options shall thereafter become exercisable upon the earlier of (i) the first anniversary of the date the Optionee becomes employed as the Company's CEO; or (ii) a Change in Control of the Company (provided such Change in Control occurs after the Optionee becomes employed by the Company as its CEO and the employment of the Optionee as CEO is not effected in the context of such Change in Control), in each instance so long as the Optionee is employed by the Company on a substantially full time basis on such applicable date. If the Optionee's employment is terminated by the Company without Cause, any Shares subject to the Option which would otherwise have vested and become exercisable within the twelve (12) month period following the Optionee's termination of employment shall become fully vested and exercisable on the date of such termination. The accelerated vesting provided in the preceding sentence shall be expressly conditioned upon and subject to the Optionee's execution of an agreement acceptable to the Company that (1) waives any rights the Optionee may otherwise have against the Company and (2) releases the Company from actions, suits, claims, proceedings and demands related to the period of the Optionee's employment and/or the termination of his employment.

        The Option shall expire on, and shall be exercised (if at all) prior to the first to occur of:

  (a)
  February 28, 2013;

  (b)
  Ninety (90) days after the date on which the Optionee (except as set forth in (c), (d) and (e) below) ceases to be an employee of, consultant to, or member of the Board of Directors (the "Board") of, the Company or any affiliate or subsidiary thereof (a "Service Provider"), but only to the extent the Option is otherwise vested and exercisable in accordance with the schedule set forth above on the date the Optionee ceases to be a Service Provider;

  (c)
  The date the Optionee's services are terminated, whether as an employee or otherwise, if such services are terminated for Cause. For purposes of this Agreement, "Cause" shall mean (i) breach of the Optionee's employment agreement, if any; (ii) conduct amounting to fraud, embezzlement, or misconduct in connection with Optionee's duties; (iii) the conviction of the Optionee by a court of proper jurisdiction of a crime which constitutes a felony or an indictment that results in material injury to the Company's property, operation or reputation; (iv) the willful failure of the Optionee to comply with reasonable directions of the Board after (a) written notice is delivered to the Optionee describing such willful failure and (b) the Optionee has failed to cure such willful failure after a reasonable time period as determined by the Board in its reasonable discretion (not to be less than 30 days); or (v) willful misconduct by the Optionee in the performance or observance of any employment duties of the Optionee, which willful misconduct or default has continued for a period of ten (10) business days after written notice thereof from the Company to the Optionee;

  (d)
  Twelve months from the date the Optionee's services are terminated, whether as an employee or otherwise, if such services are terminated as a result of the Optionee's death or Disability, in which case the Option may be exercised by the Optionee or his legal representative or estate within such twelve month period, but only to the extent the Option is otherwise vested and exercisable in accordance with the schedule set forth above on the date the Optionee's services are terminated. The Optionee shall be considered to have a Disability for purposes of this Agreement if he is unable by reason of accident or illness to substantially perform his employment duties, and is expected to be in such condition for periods totaling six (6) months (whether or not consecutive) during any period of twelve (12) months. The determination of whether a Disability has occurred shall be determined by the Company, in good faith, at its sole discretion; and

  (e)
  Nine (9) months following the date the Optionee's employment is terminated by the Company without cause, provided, however, that if the termination by the Company under this subparagraph (e) results in the acceleration of the vesting of the Option pursuant to the preceding provisions of this Paragraph 3, the Option shall be exercisable for fifteen (15) months following such date of employment termination instead of nine (9).

        For purposes of this Agreement, a "Change in Control" shall be deemed to occur on the earliest of (a) the acquisition by any entity, person, or group of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 50% of the outstanding capital stock of the Company entitled to vote for the election of directors ("Voting Stock"); (b) the completion by any entity, person, or group (other than the Company or a subsidiary of the Company) of a tender offer or an exchange offer for more than 50% of the outstanding Voting Stock of the Company; or (c) the effective time of (1) a merger or consolidation of the Company with one or more corporations as a result of which the holders of the outstanding Voting Stock of the Company immediately prior to such merger hold less than 50% of the Voting Stock of the surviving or resulting corporation or (2) a transfer of substantially all of the property or assets of the Company other than to an entity of which the Company owns at least 50% of the Voting Stock.

        Upon expiration of the Option without it having been duly exercised, the Option shall be and become null, void, and of no further effect.

4.    ISSUANCE OF SHARES

        The Option may be exercised in whole or in part (to the extent that it is exercisable in accordance with its terms) by giving written notice (or any other approved form of notice) to the Company. Such written notice shall be signed by the person exercising the Option, shall state the number of Shares with respect to which the Option is being exercised and shall specify a date (other than a Saturday, Sunday or legal holiday) not less than five (5) nor more than ten (10) days after the date of such written notice, as the date on which the Shares will be purchased, at the principal office of the Company during ordinary business hours, or at such other hour and place agreed upon by the Company and the person or persons exercising the Option, and shall otherwise comply with the terms and conditions of this Agreement. On the date specified in such written notice (which date may be extended by the Company if any law or regulation requires the Company to take any action with respect to the Shares prior to the issuance thereof), the Company shall accept payment for the Shares and shall deliver to the Optionee an appropriate certificate or certificates for the Shares as to which the Option was exercised.

        The Option price of any Shares shall be payable at the time of exercise in any of the following forms, or a combination of them: (a) cash, (b) check; (c) consideration the Company receives under a cashless exercise program, if permitted by the Company; or (d) by surrendering other Shares which (i) in the case of Shares the Optionee acquired upon exercise of an option, the Optionee owned for more than six (6) months on the date of surrender, and (ii) have a fair market value on the date of surrender equal to the aggregate purchase price of the Shares.

        The Company shall pay all original issue taxes with respect to the issuance of Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith. The holder of this Option shall have the rights of a stockholder only with respect to those Shares covered by the Option which have been registered in the holder's name in the share register of the Company upon the due exercise of the Option.

5.    REPRESENTATIONS AND COVENANTS OF THE OPTIONEE

        In connection with the grant of the Option hereunder, the Optionee represents and warrants to the Company that:

  (a)
  The Shares subject to the Option under this Agreement shall be acquired for the Optionee's own account and not with a view to, or present intention of, distribution in violation of the Securities Act of 1933 (the "1933 Act") or any applicable state securities laws, and the Shares will not be disposed of in contravention of the 1933 Act or any applicable state securities laws.

  (b)
  The Optionee is sophisticated in financial matters and has been given the opportunity prior to exercise to evaluate the risks and benefits of the Option and the Shares.

  (c)
  The Optionee acknowledges that he is able to bear the economic risk of the exercise of the Option for an indefinite period of time, because the Shares have not been registered under the 1933 Act and, therefore, cannot be resold unless subsequently registered under the 1933 Act or an exemption from such registration is available.

  (d)
  The Optionee has had an opportunity to ask questions and receive answers concerning the terms and conditions of the grant of the Option and has had full access to such information concerning the Company as he has requested.

  (e)
  The Optionee has the full right, power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligations of the Optionee enforceable against him in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights generally, now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

  (f)
  The Optionee is not a party to, subject to or bound by any agreement or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body which would prevent the execution or delivery of this Agreement by him or the consummation of the transactions contemplated hereby.

  (g)
  The Optionee understands that neither the issuance of the Option nor any provision contained herein shall entitle the Optionee to remain in the service of the Company or affect the Company's right to terminate the Optionee's employment at any time for any or no reason.

6.    REGISTRATION

        The Optionee understands that the Shares are not currently being registered under the 1933 Act by reason of their contemplated issuance in a transaction exempt from the registration and prospectus delivery requirements of the 1933 Act pursuant to Section 4(2) thereof. The Optionee further agrees that he will not sell or otherwise dispose of the Shares unless such sale or other disposition has been registered or is exempt from registration under the 1933 Act and has been registered or qualified or is exempt from registration or qualification under applicable securities laws of any state. The Optionee understands that a restrictive legend consistent with the foregoing, and as set forth in Paragraph 8, will be placed on the certificates evidencing the Shares, and related stop transfer instructions will be noted in the stock transfer records of the Company and/or its stock transfer agent for the Shares.

7.    WITHHOLDING

        The Company shall have the power and right to deduct or withhold, or require the Optionee to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes required by law to be withheld with respect to any grant made under or as a result of this Agreement. In the alternative, upon any taxable event hereunder, the Optionee may elect, subject to Company approval, to satisfy the withholding requirement in whole or in part, by having the Company withhold Shares that would otherwise be transferred to the Optionee having a fair market value, on the date the tax is to be determined, equal to the minimum marginal tax that could be imposed on the transaction. All elections shall be made in writing and signed by the Optionee.

8.    LEGEND

        The Optionee shall be bound by the provisions of the following legend (or similar legend) which shall be endorsed upon the certificate(s) evidencing the Shares issued pursuant to the grant of the Option hereunder.

  "The shares of stock represented by this certificate have been acquired for investment and they may not be sold or otherwise transferred by any person in the absence of an effective registration statement for the shares under the 1933 Act or an opinion of counsel satisfactory to the Company that an exemption is then available."

9.    ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

        If the outstanding Shares of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger or consolidation, or if a change is made to the common stock of the Company by reason of any recapitalization, reclassification, change in par value, stock split, combination of shares or dividends payable in capital stock, or the like, the Company shall make adjustments to the Shares granted to, or available for, the Optionee as it may determine to be appropriate under the circumstances.

10.  NON-ASSIGNABILITY

        This Option shall not be transferable by the Optionee and shall be exercisable only by the Optionee, except as this Agreement may otherwise provide.

11.  NOTICES

        Any notices required or permitted by the terms of this Agreement shall be given by registered or certified mail, return receipt requested, addressed as follows:

To the Company:	Universal Access Global Holdings Inc. 233 South Wacker Drive—Suite 600 Chicago, Illinois 60606 Attention: General Counsel
To the Optionee:	Lance B. Boxer

or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given when mailed in accordance with the foregoing provisions.

12.  GOVERNING LAW

        This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois.

13.  BINDING EFFECT

        This Agreement shall (subject to the provisions of Section 10 hereof) be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

        IN WITNESS WHEREOF, the Company and the Optionee have caused this Agreement to be executed on their behalf, by their duly authorized representatives, effective on the day and year first above written.

UNIVERSAL ACCESS GLOBAL HOLDINGS INC.	OPTIONEE
/S/ Randall R. Lay By: Randall R. Lay Its: Chief Financial Officer	/S/ Lance B. Boxer Lance B. Boxer

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  Exhibit 10.29
NONSTATUTORY STOCK OPTION AGREEMENT